Quest Diagnostics Incorporated

EXCHANGE OFFER IN RESPECT OF

all outstanding unregistered 5.125% senior notes due 2010
($400,000,000 aggregate principal amount)

for

5.125% senior notes due 2010
that have been registered under the Securities Act of 1933

and

all outstanding unregistered 5.45% senior notes due 2015
($500,000,000 aggregate principal amount)

for

5.45% senior notes due 2015
that have been registered under the Securities Act of 1933

Fully and unconditionally guaranteed as to payment of principal and interest by the Subsidiary Guarantors

To Registered Holders:

      We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by Quest Diagnostics Incorporated to exchange $400,000,000 aggregate principal amount of unregistered 5.125% senior notes due 2010 for 5.125% senior notes due 2010 which are registered under the Securities Act of 1933, as amended and $500,000,000 unregistered 5.45% senior notes due 2015 for 5.45% senior notes due 2015 which have been registered under the Securities Act of 1933, as amended upon the terms and subject to the conditions set forth in the Prospectus dated                     , 2006 (the “Prospectus”) and the related Letter of Transmittal.

      Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2006;
2.	Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification;
3.	Instruction to Registered Holder from Beneficial Owner; and
4.	Letter to Clients which may be sent to your clients for whose account you hold unregistered senior securities in your name or in the name of your nominee, which shall accompany the Instruction to Registered Holder from Beneficial Owner for obtaining such client's instruction with regard to the Exchange Offer.

      We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                      , 2006 unless the exchange offer is extended by Quest Diagnostics Incorporated in its sole discretion.

      The Exchange Offer is not conditioned upon any minimum number of unregistered senior securities being tendered.

      Pursuant to the Letter of Transmittal, each holder of unregistered senior securities (a “Holder”) will represent to Quest Diagnostics Incorporated that:

•	the exchange senior securities acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the exchange senior securities, whether or not the person is the Holder;

•	neither the Holder nor any other recipient of the exchange senior securities (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the unregistered senior securities or exchange senior securities;

•	neither the Holder nor any other recipient is an “affiliate” of Quest Diagnostics Incorporated as defined in Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with Quest Diagnostics Incorporated or any “affiliate” of Quest Diagnostics Incorporated as defined in Rule 405 promulgated under the Securities Act to distribute the exchange senior securities;

•	if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive exchange senior securities for its own account in exchange for unregistered senior securities that were acquired as a result of market-making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange senior securities received in the Exchange Offer; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations.

      By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange senior securities, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

      The enclosed Instruction to Registered Holders from Beneficial Owner contains an authorization by the beneficial owners of the unregistered senior securities for you to make the foregoing representations.

      Quest Diagnostics Incorporated will not pay any fee or commission to any broker or dealer or to any other person other than the exchange agent for the Exchange Offer. Quest Diagnostics Incorporated will pay all transfer taxes, if any, applicable to the exchange of unregistered senior securities pursuant to the Exchange Offer, except as otherwise provided in the Prospectus under the caption “The Exchange Offer—Fees and Expenses.”

      Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, The Bank of New York, in the manner set forth below.

Exchange Agent:

By Facsimile:	By Registered or Certified Mail:	By Hand/Overnight Delivery:
(212) 298-1915	The Bank of New York Corporate Trust Operations Reorganization Unit	The Bank of New York Corporate Trust Operations Reorganization Unit
Confirm by Telephone:	101 Barclay Street–7 East New York, New York 10286	101 Barclay Street–7 East New York, New York 10286
(212) 815-2923	Attn: Robert Massimillo	Attn: Robert Massimillo

Very truly yours,

QUEST DIAGNOSTICS INCORPORATED

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF QUEST DIAGNOSTICS INCORPORATED OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF QUEST DIAGNOSTICS INCORPORATED OR THE EXCHANGE AGENT IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.